Exhibit 10

LOAN AGREEMENT

THIS AGREEMENT made this 25th day of September, 2001, by and between 1ST FRANKLIN FINANCIAL CORPORATION, a Georgia corporation (the "Borrower"), and SOUTHTRUST BANK, an Alabama banking corporation, having its principal office in Birmingham, Alabama (the "Bank").

R E C I T A L S:

The Borrower has requested Bank to make available to Borrower a line of credit aggregating up to $21,000,000.00, and the Bank is willing to make such credit facility available to the Borrower on the terms and conditions hereinafter set forth and secured as provided in this agreement.

NOW, THEREFORE, the Borrower and the Bank agree as follows:

ARTICLE I

DEFINED TERMS, GENERAL MATTERS

1.1. Defined Terms. As used in this Loan Agreement, the following terms shall have the following meanings:

Account Debtor - any person who is or may become obligated under or with respect to a Finance Receivable.

Affiliate - any individual, corporation, partnership, joint venture, trust or any Person who, directly, indirectly or beneficially, owns twenty percent (20%) or more of the capital stock of Borrower or any Subsidiary or any corporation, partnership, joint venture, trust or other entity of which twenty percent (20%) or more of the equity is owned, directly or indirectly by any such individual or entity.

Agreement - this Loan Agreement, as the same from time to time may be amended, modified or supplemented.

Allowance for Doubtful Finance Receivables - shall mean a reduction to Finance Receivables less unearned finance charges (shown as a percentage of Finance Receivables less unearned finance charges) as booked by Borrower in accordance with GAAP [but in no event less than three percent (3%) of Finance Receivables less unearned finance charges].

Applicable Laws - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and order of governmental bodies; and all orders, judgements and decrees of all courts and arbitrators.

Bank - SouthTrust Bank and its successors and assigns.

Base Rate - shall mean the floating per annum equal to the rate of interest designated by the Bank periodically as its Base Rate (with each change therein to be effective as of the date of such change). Borrower understands that the Base Rate merely serves as a basis for calculating rates of interest and is not necessarily the lowest or best interest rate charged by the Bank to any customer. The Base Rate on the date of this Agreement is six percent (6%). In the event Bank ceases to use its "base rate" as a standard, Bank shall designate a comparable reference rate as a substitute therefor.

Borrower - 1st Franklin Financial Corporation, a Georgia corporation.

Borrowing Base - shall mean as set forth on the most recent Borrowing Base Certificate an amount equal to the lesser of (A) eighty percent (80%) of: cash and short-term investments on hand in excess of $4,000,000.00 plus Net Finance Receivables, reduced by (i) the amount of the Allowance for Doubtful Finance Receivables, and (ii) the amount by which Finance Receivables which are sixty (60) days or more delinquent exceed the Allowance for Doubtful Finance Receivables (excluding bankruptcies), (iii) the amount of Finance Receivables (net of unearned finance charges) owed by Account Debtors which are debtors in bankruptcy, and (iv) the amount of the Borrower's outstanding commercial paper and Senior Debt, or (B) $21,000,000.00.

Borrowing Base Certificate - shall have the meaning set forth in Section 2.1.3 hereof.

Business Day - a day, other than Saturday, Sunday, or days on which national banks located in Atlanta, Georgia are authorized by law to close.

Collected Balance - the book balance in a bank account, minus the aggregate amount of all checks and other items of payment in the process of collection, said amount to be computed in accordance with the Bank's standard practices.

Commitment Fee - shall have the meaning set forth in Section 2.3 hereof.

Commitment Period - shall mean that period during which Bank is obligated to make advances under the Line of Credit Loan hereunder, as provided in Section 2.1 hereof. The Commitment Period shall commence upon satisfaction of the conditions to lending set forth in Article III and shall continue until September 25, 2002, unless sooner terminated according to the provisions hereof.

Consolidated Liabilities - shall mean the aggregate amount of liabilities of the Borrower and its consolidated Subsidiaries, respectively, in each case after eliminating all intercompany items, all determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income - shall mean the aggregate amount of the net income of the Borrower and all Subsidiaries after eliminating all intercompany items, determined on a consolidated basis in accordance with GAAP.

Consolidated Subordinated Debt - shall include at any date as of which the amount thereof is to be determined, the aggregate amount of Subordinated Debt of the Borrower and its consolidated Subsidiaries after eliminating all intercompany items, all determined on a consolidated basis in accordance with GAAP.

Consolidated Net Tangible Assets - shall mean, as at any date at which the same shall be determined, the amount for all assets carried on the consolidated balance sheet of the Borrower and its Subsidiaries, after eliminating all intercompany items, determined on a consolidated basis in accordance with generally accepted accounting principles, after deducting therefrom (i) the book amount of intangible assets including, without limiting the generality of the foregoing, such items as goodwill, trademarks, trade names, copyrights, patents, licenses and all rights if any with respect thereto and unamortized debt discount and expenses, (ii) any excess of the book carrying value over cost of any assets, (iii) any items not included in clauses (i) and (ii) above which would be treated as intangibles under generally accepted accounting principles, and (iv) any assets of a kind which were or would have been classified as "collateral held for resale" in the Form 10-K.

Consolidated Tangible Net Worth - shall mean, as at any at which the amount thereof shall be determined, the amount by which Consolidated Net Tangible Assets exceed Consolidated Liabilities.

Corporation - shall mean any corporations, associations, partnerships, business trusts, proprietorships and all other business entities.

Debt Service Coverage - the Interest Coverage Ratio (hereinafter defined).

Default Rate - the rate of interest provided in the Note or any Term Loan Note(s) at which the indebtedness represented thereby is to bear interest after default by Borrower or the occurrence of an Event of Default, or if no such rate is mentioned, a rate of interest equal to two percent (2%) in excess of the rate that would otherwise be applicable, calculated daily and computed on the actual days elapsed over a year of 360 days (unless reference to a 365 or a 366-day year is necessary in order not to exceed the highest rate permitted by Applicable Law), said rate to change as and when the Base Rate changes. Where the term "Default Rate" is applied to any indebtedness or obligation other than that represented by the Note or any Term Loan Note(s), it shall mean a rate of interest equal to three and one-half percent (3.5%) in excess of the Base Rate calculated in accordance with the preceding sentence.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

Event of Default - any one of the events enumerated in Section 8.1 hereof.

Facility Fee - shall have the meaning set forth in Section 2.2 hereof.

Finance Receivables - shall mean all amounts owed to the Borrower with respect to extension of credit by the Borrower which (i) are direct cash loans made pursuant to and in all respects in conformity with the Georgia Industrial Loan Act as from time to time in effect ("GILA"), (ii) are direct cash loans to individuals, regardless of their conformity with GILA, (iii) first or second mortgage loans on residential real estate, (iv) are Sales Finance Paper, or (v) qualify as "finance receivables" for the purposes hereof.

Form 10-K - Borrower's filing on Form 10-K with the Securities and Exchange Commission for the period ended December 31, 2000 and any Form 10-K for all subsequent years.

Frandisco - shall mean Frandisco Life Insurance Company, a Georgia corporation.

Franklin - shall mean Franklin Securities, Inc., a Georgia corporation.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

Guarantor - shall be Franklin.

Indebtedness - shall include debt for borrowed money or for the deferred purchase price of property and services and all obligations, contingent and otherwise, which should be classified upon the balance sheet of any Person in question as liabilities, but in any event including without limitation as to the Borrower, the Note, any Term Loan Note(s), all Subordinated Debt, all guaranties, endorsements (other than endorsements for collection or deposit in the ordinary course of business) and other contingent obligations in respect of Indebtedness of others, and shall include rentals payable by Borrower or any Subsidiary which otherwise, in accordance with generally accepted accounting principles consistently applied, would be capitalized and classified as Indebtedness, but it shall exclude (i) deferred taxes not due and payable within one year, and (ii) assumed reinsurance premiums of Frandisco Life Insurance Company and Frandisco Property and Casualty Company.

Interest Coverage Ratio - shall mean the amount as at any date at which the same is to be determined resulting by dividing (i) the sum of Consolidated Net Income, plus all amounts due and owed as a result of federal taxation of such income, plus interest expense (to the extent such taxes and interest had been deducted from gross income in determining Consolidated Net Income) during the four (4) fiscal quarters immediately preceding the date of determination by (ii) the sum of all interest expense of the Borrower and all Subsidiaries during the same period pursuant to the terms of Indebtedness existing during said period. The Facility Fee shall not be deemed to be "interest" for such purpose.

Lien - any interest in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include covenants, conditions, restrictions, leases and other encumbrances affecting any property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

Line of Credit Loan - shall have the meaning set forth in Section 2.1.1 hereof.

Loan(s) - shall mean the Line of Credit Loan and, if applicable, any Term Loan(s).

Loan Account - that certain account established on the books of Bank for funding disbursements under the Note pursuant to terms set forth in Article II hereunder.

Loan Documents - this Agreement, the Note, any Term Loan Note(s), the guaranty agreements of Guarantor, and any mortgage, deed of trust, deed to secure debt, guarantee, reimbursement agreement, credit agreement, loan agreement, note, security agreement, financing statement or other instrument executed and delivered to evidence the Loans or any other Obligation, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrower and delivered to Bank in respect to the transactions contemplated by this Agreement.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

Multiemployer Plan - has the meaning set forth in Section 4001 (a)(3) of ERISA.

Net Finance Receivables - shall mean the total unpaid balances of all Finance Receivables less unearned finance charges and unearned insurance premiums pertaining thereto, to the extent such charges and premiums were otherwise included therein, reduced by such further amount, if any, as the Borrower's independent auditors may determine to be appropriate under GAAP.

Note - shall mean that certain line of credit note executed and delivered by Borrower to Bank dated of even date herewith evidencing the Line of Credit Loan substantially in the form attached hereto as Exhibit "G", and as may be amended, restated, supplemented, consolidated, renewed or otherwise modified from time to time.

Obligations - all Loan(s) and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced or acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents and all rights Bank may at any time or times have to reimbursement in connection with any letter of credit or guaranty issued for Borrower' s benefit.

Overadvance - an advance by Bank hereunder or under the Note when an Overadvance Condition exists or would result from the making of such advance.

Overadvance Condition - at any date, a condition such that the outstanding principal amount of the Line of Credit Loan on such date exceeds the Borrowing Base on such date.

Permitted Liens - any Lien of a kind specified in Section 6.2 of this Agreement.

Person - an individual, partnership, corporation, joint stock company, firm, land trust, business trust, limited liability company, limited liability partnership, unincorporated organization, or other business entity, or a government or agency or political subdivision thereof.

Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Sales Finance Paper - shall mean all promissory notes and security therefor evidencing the sale of consumer goods or services or both to retail customers financed by Borrower all pursuant to applicable Georgia law.

Senior Debt - shall mean all amounts owed by the Borrower to banks and institutional lenders, and the public, referred to in Borrower's Form 10-K (other than Subordinated Debt).

Solvent - as to any Person, means such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), and (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Subordinated Debt - the Indebtedness described as "Subordinated Debt" in the Form 10-K all subsequent debt of a kind which would be described as "Subordinated Debt" in any subsequent Form 10-K, and all Indebtedness which is expressly subordinated in right of payment to the rights of Bank, in such manner and on such terms as Bank shall have consented to in writing.

Subsidiary - shall mean Frandisco Life Insurance Company, Frandisco Property and Casualty Insurance Company and Franklin and any corporate entity or partnership, or other business entity, controlling interest of which is owned by the Borrower.

Term Loan(s) - shall have the meaning set forth in Section 2.12 hereof.

Term Loan Maturity Date(s) - shall mean the earlier of (a) thirty-six (36) months after the date of conversion to a Term Loan pursuant to Section 2.12 hereof, or (b) any earlier date on which the entire Term Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

Term Loan Note(s) - shall have the meaning set forth in Section 2.12 hereof.

1.2. Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP.

1.3. Interpretation. The terms "herein," "hereof," and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders. Whenever the singular or plural number is used herein, it shall equally include the other. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.4. Uniform Commercial Code. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the Uniform Commercial Code of the State of Georgia.

ARTICLE II

THE LOAN

2.1. Line of Credit Loan.

2.1.1. Subject to all terms set forth herein but only during the Commitment Period and for so long as no Event of Default exists, Bank agrees, from time to time and on the terms hereinafter set forth, to loan to Borrower, when requested by Borrower, principal amounts aggregating up to the Borrowing Base ("Line of Credit Loan"). Within the aforesaid limits, the Borrower may borrow, make payments, and reborrow under this Agreement, subject to the provisions hereof.

2.1.2. The obligation to repay the Line of Credit Loan shall be evidenced by the Note, which shall mature upon the earlier to occur of an Event of Default or the expiration of the Commitment Period. Amounts due under the Note and otherwise under this Agreement and under the Loan Documents shall be reflected in the Loan Account.

2.1.3. Borrower shall submit a Borrowing Base Certificate in the form attached hereto as Exhibit "A" (or in such other form as may be furnished by Bank from time to time) on the date of this Agreement and at least monthly (or at Bank's request, weekly, if such reports are available and produced in such weekly time frames) thereafter during the term of this Agreement. Bank shall, if all the terms and provisions of this Agreement have been met, including, without limitation, the absence of an Event of Default hereunder, promptly make advances requested by Borrower under the Line of Credit Loan. Each such Borrowing Base Certificate shall be signed by an officer or employee of Borrower authorized by Borrower to execute such reports, whose name(s) shall be included in a certificate furnished to the Bank.

2.1.4. In addition, as an accommodation to Borrower, Bank may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Bank by authorized officers of Borrower as may be designated by Borrower in writing from time to time. Unless Borrower specifically directs Bank in writing not to accept or act upon telephonic or electronic communications from Borrower, Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Bank telephonically or electronically and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the authority of the person sending it.

2.1.5. If the outstanding principal amount of the Line of Credit Loan at any time exceeds the Borrowing Base as reflected on the Borrowing Base Certificate, the Borrower, upon Bank's request, shall immediately pay the Bank an amount equal to such excess as a payment on the principal amount of the Line of Credit Loan. Without limiting the foregoing, which provision may be enforced by Bank at any time and which provision, as well as the other provisions hereof, may not under any circumstance be waived or altered by a course of dealing or otherwise, insofar as Borrower may request and Bank may be willing in its sole and absolute discretion to make Overadvances, Bank shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be payable on demand and shall bear interest as provided in this Agreement for the Line of Credit Loan generally. Bank may in its sole discretion honor any request (or deemed request) for an advance even though an Overadvance Condition then exists, or would exist with the making of such advance, and without regard to the existence of, and without waiving, any default or Event of Default.

2.1.6. The annual borrowing for acquisitions in whole or in part relating to acquisitions of new companies or individual offices of such companies under the Line of Credit Loan shall not exceed $5,000,000.00. Borrowings hereunder shall be effected by crediting the amount thereof to the regular checking account of Borrower maintained with the Bank or with another bank approved by the Bank. Each borrowing over the annual borrowing amount for acquisitions shall require Bank's prior written approval, which approval shall be in Bank's sole and absolute discretion.

2.1.7. At Borrower's option, the principal amount of the Line of Credit Loan outstanding from time to time hereunder shall bear interest (i) at a rate per annum equal to the Base Rate minus 0.5%; or (ii) at a rate per annum which is two hundred twenty-five (225) basis points (one hundred [100] basis points equals one percent [1%]) plus the "LIBOR Rate" (the "Floating Rate"). "LIBOR Rate," as used herein, means a per annum rate of interest (rounded upwards, if necessary, to the nearest 1/16th of one percent) equal to the "London Interbank Offered Rate (LIBOR) for contracts with a maturity date of thirty (30) days, as quoted in the MONEY RATES section of The Wall Street Journal as effective for contracts entered into on the first day of the applicable interest period (expressed as a decimal). Interest shall be paid to Bank on the amount of the Line of Credit Loan outstanding and shall be payable monthly in arrears on the first day of each month beginning with October 1, 2001, and continuing on the same day of each month thereafter through and until such time as there remains no unpaid principal balance on the amounts advanced to the Borrower. Interest shall be calculated based on a 365-day year. If any portion of the Line of Credit Loan is converted to a Term Loan pursuant to Section 2.12 hereof, each such Term Loan shall bear interest as provided in Section 2.12. From and after the occurrence of an Event of Default, the principal amount of the Loan(s) outstanding from time to time shall upon election by the Bank, subject to the provisions of the following subsection, bear interest at the Default Rate.

2.1.8. Borrower acknowledges and agrees that the provisions herein, in the Note and, if Borrower elects to convert, in any Term Loan Note(s), relating to the Default Rate represent a fair and reasonable estimate by Borrower and Bank of a fair average compensation for the loss that may be sustained by Bank due to the failure of Borrower to make timely payments with respect to the Obligations and for the cost and expenses that may be incurred by Bank by reason of the occurrence of an Event of Default, the parties recognizing that the damages caused by such extra administrative expenses and loss of the use of funds is impracticable or extremely difficult to ascertain or estimate. Interest at the Default Rate shall be paid without prejudice to the rights of Bank to collect any other amounts provided to be paid hereunder.

2.2. Facility Fee. Borrower shall pay to Bank a facility fee in the amount of $10,000.00 (the "Facility Fee"), which shall be deemed fully earned at the closing of the transaction contemplated hereby, shall be paid concurrently with the initial Loan hereunder and shall not be subject to rebate except as may be required by any Applicable Law. A Facility Fee in an amount that is customarily charged by Bank for similar loan transactions of this size and nature will be charged with each annual renewal hereunder. The Facility Fee shall compensate Bank for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other expenses for which Borrower has agreed to reimburse Bank pursuant to any other provisions of this Agreement or any of the other Loan Documents, such as, by way of example, legal fees and other expenses as provided in Sections 10.1 through 10.3 herein.

2.3. Commitment Fee. During the term of this Agreement and for so long as any portion of the Line of Credit Loan shall be outstanding, Borrower shall pay to Bank a commitment fee (the "Commitment Fee"), at a rate of 0.50% per annum on the difference between the Borrowing Base and the outstanding principal amount of the Line of Credit Loan. The Commitment Fee is payable, in arrears, quarterly on December 1, March 1, June 1 and September 1 each year, during the Commitment Period. The Commitment Fee shall be in addition to all other charges, interest and fees under this Agreement and shall act to compensate Bank in part for the costs of administering the Loan Account and other services provided by Bank.

2.4 Risk-Based Capital. If Bank determines that the applicability of any law, rule, regulation or guideline or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company, if any, as a consequence of this Agreement or the Loan made by Bank pursuant hereto to a level below that which Bank or Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time Borrower shall pay to Bank on demand such additional amount or amounts as will compensate such Bank or Bank's holding company for any such reduction suffered. The Bank will notify Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.4 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event shall such request for compensation be made more than ninety (90) days after Bank has obtained such knowledge. A certificate of the Bank setting forth such amount or amounts as shall be necessary to compensate the Bank or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay the Bank the amount shown as due on any such certificate delivered by the Bank within ten (10) days after its receipt of the same. Failure on the part of the Bank to demand compensation for reduction in return on capital within ninety (90) days after Bank has obtained such knowledge shall not constitute a waiver of the Bank's right to demand compensation with respect to any other period.

2.5. Loan Account. Bank shall enter disbursements hereunder or under the Note as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder.

2.6. Prepayment. Borrower shall have the right to prepay the indebtedness under the Line of Credit Loan represented hereby at any time without premium or penalty upon written notice to the Bank. Borrower shall have the right to prepay the indebtedness under any Term Note(s) at any time without premium or penalty upon thirty (30) days' advance written notice to Bank, subject to customary euro-dollar breakage costs actually incurred, if any.

2.7. Term. This Agreement shall remain in force and effect until the Loan and the Obligations, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them have been indefeasibly paid or satisfied in full and until the Bank has no further obligation to advance funds to the Borrower hereunder. The indemnities provided for in Article XI shall survive the payment in full of the Loan and the Obligations and the termination of this Agreement.

2.8 Use of Proceeds. Borrower shall use the proceeds of the Loan for working capital purposes in the normal course of business as well as for acquisitions in whole or in part relating to acquisitions of new companies or individual offices of such companies in an annual borrowing amount not to exceed $5,000,000.00 as further described in Section 2.1.6.

2.9. Payments. All sums paid to the Bank by Borrower hereunder shall be paid directly to the Bank in immediately available funds no later than 2:00 p.m., Atlanta, Georgia time on the date on which payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received. Any payment received after 2:00 p.m. Atlanta, Georgia, time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal. The Bank shall send Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within ten (10) days of its receipt of any statement which it deems to be incorrect. The Bank may, in its sole discretion, (a) with five (5) business days prior notice to Borrower, charge against any deposit account of the Borrower with sufficient funds therein to cover such charge all or any part of any amount due hereunder, including, without limitation, the fees and expenses of the Bank to be paid by Borrower as provided for in Sections 10.1 through 10.3 of this Agreement, and any commitment or servicing fee due the Bank, and (b) advance to Borrower, and charge to the Loan, a sum sufficient each month to pay all interest accrued on the Loan and fees and expenses due under this Agreement, including, without limitation, the fees and expenses of the Bank to be paid by Borrower as provided for in Sections 10.1 through 10.3 of this Agreement, and any commitment or servicing fee due the Bank, during or for the immediately preceding month or any month prior. Borrower shall be deemed to have requested an advance under the Loan upon the occurrence of an overdraft in any of Borrower's checking accounts maintained with the Bank or another bank owned by SouthTrust Corporation.

2.10. Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Bank from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Bank shall have the continuing exclusive right to apply such payments and collections received at any time or times hereafter by Bank or its agent against the Obligations, in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. If as the result of collections of Finance Receivables or for any other reason, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower but shall be available to Borrower at any time or times for so long as no Event of Default exists.

2.11. Limitations. The Line of Credit Loan shall, notwithstanding any course of dealing or conduct on the part of the parties hereto, or any other covenants or undertakings of the parties hereunder, be fully due and payable without further notice or demand from Bank upon the expiration of the Commitment Period. Time is of the essence of this Agreement.

2.12. Conversion to Term Loan. At Borrower's election, and subject to the absence of any Event of Default as set forth herein, Borrower may convert the Line of Credit Loan or any portion thereof, to fully amortizing term loans (each a "Term Loan") of equal installments of principal to be paid in thirty-six (36) monthly installments, together with accrued interest. At Borrower's option, the principal amount of such portion of the Line of Credit Loan converted to a Term Loan pursuant to this Section 2.12 shall bear interest (i) at a rate per annum which is the Base Rate; or (ii) at a rate per annum which is two hundred seventy-five (275) basis points (one hundred [100] basis points equals one percent [1%]) plus the LIBOR Rate. The Borrower shall execute a term loan note (each a "Term Loan Note") in form and substance reasonably satisfactory to Bank for each Term Loan. On any Term Loan Maturity Date(s), Borrower shall pay to Bank all outstanding principal, accrued and unpaid interest, and any other amounts applicable to such Term Loan and due under the applicable Term Loan Note or any of the Loan Documents. Any portion which is converted to a Term Loan shall be applied against the available balance on the Line of Credit Loan.

ARTICLE III

CONDITIONS OF LENDING

Bank shall not be obligated to make the Line of Credit Loan, or any advance under the Line of Credit Loan, unless at the time thereof the following conditions shall have been met:

3.1. Corporate Proceedings. All proper corporate proceedings shall have been taken by Borrower to authorize this Agreement and the transactions contemplated hereby.

3.2. Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank, and Bank shall have received on the date of this Agreement copies of all documents, including records of corporate proceedings, which it may have requested in connection therewith, including, without limitation, certified copies of resolutions adopted by the Board of Directors of the Borrower, certificates of good standing, and certified copies of the articles of incorporation and bylaws, and all amendments thereto, of the Borrower.

3.3. Loan Documents. Bank shall have received executed copies of all instruments evidencing the Line of Credit Loan and copies of the insurance policies and related certificates of insurance referred to in Section 5.1 of this Agreement.

3.4. No Default. No event shall have occurred or be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both; and neither the business nor assets nor the condition, financial or otherwise, of Borrower shall have been adversely affected in any material manner as the result of any fire, explosion, accident, strike, riot, condemnation, act of God, or any other event or development.

3.5. Reports. Bank shall have received all reports and information from Borrower called for under this Agreement as and when due.

3.6. Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement.

3.7. Opinion of Counsel. Bank shall have received on the date of this Agreement an opinion from counsel to Borrower substantially in the form of Exhibit "B" hereto.

3.8. Incumbency Certificate. Bank shall have received an incumbency certificate, dated as of the date of this Agreement, executed by the Secretary or Assistant Secretary of Borrower, which shall identify by name and title and bear the signature of the officer of such Borrower authorized to sign this Agreement and the Note on behalf of the Borrower. The Bank shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Loan Document and in all its other dealings with Borrower.

3.9. Disbursement Authorization. Borrower shall have delivered to bank such disbursement authorizations, draw requests, and other documents and writings as Bank shall have requested evidencing Borrower's request for disbursement of funds.

3.10. Additional Documents. Bank shall have received such additional certificates, proceedings, instruments and other documents as the Bank or its counsel may reasonably request to evidence (i) compliance by the Borrower with legal requirements, (ii) the truth and accuracy, as of the date of this Agreement, of the representations of the Borrower contained herein, and (iii) the due performance or satisfaction by the Borrower, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by the Borrower pursuant hereto, including, without limitation, all such matters as are listed on any preliminary closing checklist issued by Bank and furnished to Borrower.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND GENERAL COVENANTS

Borrower represents, warrants and covenants to and with Bank, which representations, warranties and covenants shall survive until the Obligations are indefeasibly satisfied in full, that:

4.1. Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has the corporate power to own its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary, except where the failure to comply with any of the items listed in this Section 4.1 shall not result in a material adverse effect.

4.2. Corporate Power and Authorization. Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Note, any Term Note(s) and the other Loan Documents and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary corporate action.

4.3. Enforceability. This Agreement and each of the other Loan Documents constitute, and the Note and, if applicable, any Term Loan Note(s) when executed and delivered for value received will constitute, a valid and legally binding obligation of Borrower enforceable in accordance with their respective terms, subject to applicable bankruptcy or similar laws and general principles of equity, and will not violate, conflict with, or constitute any default under Borrower's Articles of Incorporation or Bylaws, or any other agreement or instrument binding upon Borrower, or, to Borrower's best knowledge, any law or government regulation.

4.4. Pending Actions. Borrower is not a defendant, or a plaintiff against whom a counterclaim or cross-claim has been asserted, in any civil or criminal action, suit or litigation, and no action or investigation is pending or, so far as Borrower's officers and directors know, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of Borrower.

4.5. Financial Statements. The financial statements of Borrower dated heretofore delivered to Bank and all other financial statements and reports furnished by Borrower to Bank are complete and correct in all material respects and fairly present the financial condition of Borrower and the results of its operations and transactions as of the dates and for the periods referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. There are no liabilities, direct or indirect, fixed or contingent, of Borrower as of the date of such financial statements which are not reflected therein or in the notes thereto. Neither said financial statements nor any other financial statements, reports, and information furnished by Borrower to Bank contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Bank in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the business, prospects, profits or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.

4.6. Pension Plans. Except as set forth on Exhibit "C," Borrower has not established and is not a party to any Plan or to any stock option or deferred compensation plan or contract for the benefit of its employees or officers, any pension, profit sharing or retirement plan, stock redemption agreement, or any other agreement or arrangement with any officer, director or stockholder, members of their families, or trusts for their benefit. Borrower is in material compliance with all applicable provisions of ERISA. Neither Borrower nor any of its Subsidiaries has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could result in a material adverse change in the financial condition of Borrower, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

4.7. Taxes. Borrower has filed all federal, state and local tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Borrower, including, without limitation, all applicable federal, state, and local employee withholding taxes.

4.8. Place of Business. Borrower's chief executive office is located at 213 East Tugalo Street, Toccoa, Georgia (Stephens County) 30577, and it has not changed the location of its chief executive office within the last five (5) years.

4.9. Full Disclosure. All information furnished by Borrower to the Bank concerning the Borrower, its financial condition or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter.

4.10. Borrower's Name. Borrower has not changed its name or been known by any other name within the last five (5) years, nor has it been the surviving corporation in a merger effected within the last five (5) years. Borrower does not now use nor has it ever used any trade or fictitious name in the conduct of its business.

4.11. Existing Indebtedness. Borrower is not in default with respect to any of its existing Indebtedness or with respect to any material agreement to which Borrower is a party, which default would reasonably be expected to result in a material adverse effect.

4.12. Insolvency. Borrower is now and, after giving effect to the transactions contemplated hereby, at all times will be, Solvent.

4.13. Ownership. All issued and outstanding capital stock of the Borrower is owned by the stockholders listed on Exhibit H hereto. Except as set forth on said Exhibit H, there are not outstanding any warrants, options, or rights to purchase any shares of capital stock of Borrower, nor does any Person have a Lien upon any of the capital stock of Borrower.

4.14. Labor Relations. Neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

4.15. Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

4.16. Partnerships. Except for T&T Corporation, a Georgia corporation in which Borrower is a fifty percent (50%) owner, Borrower is not a partner or joint venturer with any other Person or a participant in any business enterprise other than its own for which it is generally liable, nor does Borrower have any contingent liabilities of any description other than as indicated in the financial statements heretofore delivered to Bank.

4.17. Surety Obligations. Except as permitted by Section 6.1.2, Borrower is not obligated as guarantor, surety or indemnitor under any indemnity, guaranty, surety or similar bond or other contract issued or entered into or any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

4.18. No Approval. No authorization or approval or other action by, and no notice to or filing with, any federal, state, or local government body, agency, or authority is required for the due execution, delivery, and performance by Borrower of this Agreement, the Note, or the Loan Documents.

4.19. Racketeering. Borrower is not engaged in any activity that might constitute a pattern of racketeering activity or in any other conduct that might subject all or a material portion of Borrower's assets to forfeiture.

4.20. Representations True. No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

ARTICLE V

GENERAL COVENANTS

Borrower agrees and covenants that until the Obligations have been indefeasibly paid in full and until the Bank has no further obligation to make advances under the Line of Credit Loan, Borrower shall:

5.1. Insurance. Maintain insurance with insurance companies reasonably satisfactory to Bank, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, and shall file with Bank upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the risks covered thereby, and, within thirty (30) days after notice in writing from Bank, shall obtain such additional insurance as Bank may reasonably request. The Borrower shall furnish to the Bank insurance certificates, in form and substance reasonably satisfactory to the Bank, evidencing compliance by it with the terms of this Section 5.1 and, upon the request of the Bank at any time, the Borrower shall furnish the Bank with photostatic copies of the policies required by the terms of this Section 5.1. Borrower agrees that it will not take any action or fail to take any action which action or inaction would result in the invalidation of any insurance policy required hereunder.

5.2. Corporate Existence: Qualification. Maintain its corporate existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing, except where such failure to be in good standing would not reasonably by expected to have a material adverse effect.

5.3. Taxes. During each fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required old age and unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due.

5.4. Compliance with Laws. Comply with all material Applicable Laws, including, without limitation, Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations. Specifically, Borrower shall pay when due all taxes and assessments upon this Agreement, the Note, or any Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein.

5.5. Annual Financial Statements. Within ninety (90) days after the close of each fiscal year, furnish Bank with annual audited financial statements of Borrower consisting of balance sheets, operating statements and such other statements as Bank may reasonably request, for the period(s) involved, prepared in accordance with GAAP consistently applied for the period involved and for the preceding fiscal year and certified as reviewed by independent certified public accountants acceptable to the Bank. At the time of furnishing said financial statements, Borrower shall furnish Bank with (a) a certificate from the President and the chief financial officer of Borrower stating that they have reviewed this Agreement and the affairs of the Borrower and that to the best of their knowledge and belief they are unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and, if so, stating the facts with respect thereto, said certificate to be in the form of Exhibit "E" hereto (the "Compliance Certificate"), and (b) a letter from such independent certified public accountants stating that the Bank may rely on such financial statements and their opinion with respect thereto. All such financial statements shall be on both a consolidated and a consolidating basis for each entity constituting Borrower.

5.6. Interim Financial Statements. Within thirty (30) days after the close of each calendar month, furnish Bank with a Borrowing Base Certificate unaudited monthly and year-to-date financial statements of Borrower, consisting of balance sheets and operating statements and a listing of all contingent liabilities of the Borrower for the periods involved and such other statements as Bank may request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Bank, taken from the books and records of Borrower, and certified as correct by the chief financial officer of Borrower. At the time of furnishing such financial statements, Borrower shall furnish Bank with a certificate from the President or chief financial officer of Borrower stating that he has reviewed this Agreement and the affairs of the Borrower and that to the best of his knowledge and belief he is unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and if so, stating the facts with respect thereto. Said certificate shall further confirm that Borrower was at the time of issuance of said financial statement and has at all times since been Solvent. All such financial statements shall be on both a consolidated basis and a consolidating basis for each entity constituting Borrower. Unless otherwise specified by Bank, said certificate shall be in the form of Exhibit "E" hereto.

Within forty-five (45) days after the close of each calendar quarter, furnish Bank with unaudited quarterly financial statements of Borrower, consisting of balance sheets and operating statements and a listing of all contingent liabilities of the Borrower for the periods involved and such other statements as Bank may request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Bank, taken from the books and records of Borrower, and certified as correct by the chief financial officer of Borrower. At the time of furnishing such financial statements, Borrower shall furnish Bank with a certificate from the President and the chief financial officer of Borrower stating that they have reviewed this Agreement and the affairs of the Borrower and that to the best of their knowledge and belief they are unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and, if so, stating the facts with respect thereto, said certificate to be in the form of Exhibit "E" hereto.

5.7 Visits and Inspections. Permit persons designated by Bank to inspect any and all of the property and corporate and financial books and records of Borrower and to discuss Borrower's affairs with Borrower's officers and employees during regular business hours after reasonable notice by Bank and furnish Bank with such miscellaneous information as it may request.

5.8. Payments on Note. Duly and punctually pay the principal and interest on the Note, in accordance with the terms of this Agreement and of the Note, and pay all other Indebtedness of Borrower reflected on the financial statements delivered to Bank and referred to in Section 4.5 hereof and all other Indebtedness incurred after the date hereof in accordance with the terms of such Indebtedness, it being understood, however, that this Section 5.8 shall not be deemed to permit any Indebtedness in violation of the provisions of Sections 6.1 and 6.2 hereof.

5.9. Conduct of Business. Conduct its business substantially as now conducted and do all things necessary to preserve, renew and keep in full force and effect its rights, privileges and franchises materially necessary to continue its business.

5.10. Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all reasonably needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

5.11. Notice to Bank. Notify the Bank within five (5) days (i) if Borrower becomes aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of Default or of the failure of the Borrower to observe any of its undertakings hereunder, or (ii) of any material lawsuit involving Borrower.

5.12. Reports. Furnish to Bank at least monthly (and more frequently if requested by Bank) a detailed accounts receivable aging report and a monthly delinquent report, both in form and substance, and containing such detail and information, as Bank shall request.

5.13. Subordination of Indebtedness. Provide Bank with a debt subordination agreement, in form and substance satisfactory to Bank, executed by Borrower and any Person who is an officer, director, shareholder or Affiliate of Borrower to whom Borrower is or hereafter becomes indebted, subordinating in right of payment and claim all of Indebtedness owed by Borrower to any said Person and any future advances thereon to the full and final payment of the Obligations.

5.14. Collection of Finance Receivables. Diligently pursue in a commercially reasonable manner collection of all Finance Receivables and other amounts due Borrower by others, including Affiliates of Borrower.

5.15. Auditors. Furnish the Bank with a copy of each letter written to the Borrower by its independent certified public accountant concerning material weaknesses and significant deficiencies related to internal controls immediately upon receipt of same and any comments made by the Borrower with respect thereto and permit Bank to communicate directly with said accountants regarding the financial affairs and condition of Borrower and the books and records of Borrower pertaining to Borrower's business.

5.16. ERISA Compliance. (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) promptly after the filing thereof, furnish to Bank copies of an annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates; (iii) notify Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Bank, promptly upon Bank's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

5.17. Business Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

5.18. Financial Covenants. Maintain at all times that this Agreement is in effect the following: (a) total Consolidated Tangible Net Worth and Subordinated Debt of not less than $59,769,659.00 as of December 31, 2000, plus an amount equal to at least seventy-five percent (75%) of Consolidated Net Income for each quarter thereafter; (b) an Interest Coverage Ratio of not less than 1.25 to 1 on a rolling four quarter basis; (c) a ratio of Senior Debt plus Consolidated Subordinated Debt to Consolidated Tangible Net Worth not to exceed 4 to 1 at any time; and (d) a ratio of Senior Debt to Consolidated Tangible Net Worth plus Consolidated Subordinated Debt not to exceed 1.30 to 1.

5.19. Verification of Finance Receivables. Whether or not an Event of Default has occurred, upon prior notice to Borrower (except no notice shall be necessary in an Event of Default) any of Bank's officers, authorized representatives, employees or agents shall have the right, at any time or times hereafter, in the name of Bank or in any trade or fictitious name selected by Bank, or in the name of any designee of Bank or Borrower, to verify the validity, amount or any other matter relating to any Finance Receivables by mail, telephone, telegraph, or otherwise. Borrower shall cooperate fully with Bank in an effort to facilitate and promptly conclude any such verification process.

ARTICLE VI

NEGATIVE COVENANTS

Until the Obligations have been indefeasibly repaid and satisfied in full and until the Bank has no further obligation to make advances under the Loan, without the prior written consent of Bank, the Borrower shall not:

6.1. Indebtedness. Except as permitted or contemplated by this Agreement, create, incur, assume or suffer to exist any Indebtedness or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any Person (including, without limitation, any Affiliate), except

6.1.1. Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reserves required by GAAP have been established by Borrower, but only if the non-payment of such taxes being contested does not result in a Lien upon any property of Borrower that has priority over the Lien held by Bank;

6.1.2. Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

6.1.3. Accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Borrower shall have set aside such reserves, if any, with respect thereto as have been recommended by independent public accountants;

6.1.4. Indebtedness to third parties for purchase money borrowing incurred in connection with the purchase of capital assets used in the business of Borrower not to exceed $500,000 during any fiscal year of Borrower;

6.1.5. Indebtedness for money borrowed from the Bank;

6.1.6. Indebtedness related to Borrower's debenture and demand note programs necessary and related to the operation of its business;

6.1.7. Senior Debt; and

6.1.8. Indebtedness in respect of judgments or awards which have been in force for less than the applicable appeal period (or less than ninety (90) days if trust expires sooner), so long as execution is not levied thereunder, or in respect of which the Borrower or the applicable Subsidiary at the time shall in good faith be prosecuting an appeal for review and in respect of which a stay of execution shall have been obtained pending such an appeal or review.

6.2. Liens and Security Interests. Create, incur, assume, or suffer to exist any mortgage, security deed, deed of trust, security interest, pledge, encumbrance, Lien or charge of any kind (including charges on property purchased under conditional sales or other title-retention agreements) on any of its property or assets, now owned or hereafter acquired or pledge any of its Finance Receivables, or sell, assign or otherwise transfer any of its Finance Receivables, except as otherwise permitted in this Agreement and except for the following (all of which are referred to herein as "Permitted Liens"):

6.2.1. Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and against which reserves in accordance with GAAP have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

6.2.2. Other Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law;

6.2.3. Purchase money Liens and encumbrances created to secure the indebtedness permitted by Section 6.1.4 hereof;

6.2.4. Liens, charges and encumbrances in favor of the Bank; and

6.2.5. Liens with respect to judgments or awards to the extend such judgments or awards are permitted as Indebtedness by the provisions of Section 6.1.7;

6.2.6. Attachments remaining undischarged for not longer than thirty (30) days from the making thereof;

6.2.7. Mortgages, pledges, encumbrances, liens, charges or other security interests created by any Subsidiary on any of its assets as security for Indebtedness owing to the Borrower;

6.2.8. Liens or encumbrances imposed upon any of Frandisco's assets, pursuant to trusts or otherwise, for the purpose of maintaining reserves required under any law pertaining to life insurance company reserves; and

6.2.9. Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation and in respect of pledges or deposits in connection with appeal and similar bonds incidental to the conduct of litigation, mechanics', laborers', and materialmen's and similar liens not then delinquent, and liens and encumbrances incidental to the conduct of the business of the Company or a Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

6.2.10. Liens, charges and encumbrances reflected on Exhibit "F" to this Agreement.

6.3. Limitation on Dividends and Payments to Affiliates. Borrower shall not declare or pay any cash dividend on its common stock in excess of twenty-five percent (25%) of the after S-Corporation tax distribution net income of Borrower, excluding income from the sale of assets or from extraordinary or non-recurring transactions, earned during the immediately preceding fiscal year of Borrower or repurchase, redeem or retire, or make any other payment with respect to any of its outstanding stock, or make any other payment to any affiliate except (i) reasonable and ordinary compensation for services rendered or (ii) Borrower's share of taxes payable by 1st Franklin Corporation ("Parent") on a consolidated basis, or (iii) other reasonable payments for shared facilities and other expenses in the ordinary course of business.

6.4. Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any inventory, materials, goods, equipment, assets, rights or property to, any Affiliate of Borrower, except in the ordinary course of Borrower's business and under terms and conditions which would apply if disinterested parties were involved.

6.5. Borrower's Name and Location. Change the name, identity, or corporate structure of Borrower; adopt or make use of any fictitious or trade name not disclosed elsewhere in this Agreement; or change the location of its chief executive office.

6.6. Merger or Consolidation. Enter into any merger or consolidation with any Person; or sell, lease, or otherwise dispose of all or substantially all of its assets during any fiscal year, except sales in the ordinary course of its business.

6.7. Loans or Advances. Except in the ordinary course of business, make loans or make advances or pay any management or similar fees to any Person, except for the following:

6.7.1. Finance Receivables of the kind which constitute the Borrower's principal business as of the date of this Agreement;

6.7.2. Evidences of Indebtedness issued or guaranteed by the United States of America or any agency thereof, and commercial paper rated "A2 - P2" or better by Standard & Poor's or Moody's rating;

6.7.3. Loans and advances by the Borrower to, or investments by the Borrower in, Corporations, which, immediately after such loan, advance or investment, shall be wholly-owned Subsidiaries and shall then be without Indebtedness of any kind except as permitted by the provisions of Section 6.1 (the Borrower having no equity interest on the date hereof in any Corporation other than Frandisco and Franklin);

6.7.4. Certificates of deposit or other short term obligations issued by United States banks, bank holding companies or savings and loan associations provided either that (i) each such institution has capital, surplus and undivided profits in excess of $100,000,000 (except that up to $2,000,000 may be invested by the Borrower in certificates of deposit or other short term obligations of United States banks, bank holding companies or savings and loan associations having assets in excess of $30,000,000) or (ii) the deposit involved is fully insured against loss of principal and interest under FDIC or FSLIC insurance; and

6.7.5. Investments by Frandisco of its own funds in investments permitted for life insurance companies under Arizona law and the rules and regulations of the Department of Insurance of Arizona.

6.8. Acquisitions. Purchase or acquire the obligations or stock of or any other interest in any Person, except (i) direct obligations of the United States of America or certificates of deposit or other investments issued by the Bank or by any bank designated in writing by the Bank, (ii) investments by Borrower of its funds as equity in Corporations that are in the same line of business of Borrower subject to the limitations set forth in Section 2.1.6 hereof, and (iii) purchase of finance receivables and sales finance paper of other Corporations in the same line of business of Borrower.

6.9. [Intentionally Omitted.]

6.10. Amendments. Amend any instrument evidencing a Permitted Lien or the indebtedness secured thereby.

6.11. [Intentionally Omitted.]

6.12. Subsidiary Acquisitions. Hereafter divest itself of any material assets by transferring them to any Subsidiary.

6.13. Subsidiary Divestitures. Transfer, sell, pledge, encumber or otherwise assign any shares of stock or other interest in any Subsidiary or permit any Subsidiary to sell or otherwise dispose of all of substantially all of its assets.

6.14. Partnerships or Joint Ventures. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture in an amount equal to or greater than $500,000 without Bank's prior written consent, which consent shall not be unreasonably withheld or delayed.

6.15. Subordinated Debt. Make any payment (principal or interest) with respect to Subordinated Debt, or with respect to any Indebtedness that would be Subordinated Debt but for the absence of a subordination agreement in effect with respect thereto, except that Borrower shall be entitled to make payments (i) with respect to such Indebtedness to the extent provided in any subordination agreement in effect with respect thereto, and (ii) with respect to Indebtedness permitted by Section 6.1.6 hereof.

ARTICLE VII

ADDITIONAL REPRESENTATIONS, COVENANTS, AND AGREEMENTS

7.1. Reliance on Statements. With respect to all Finance Receivables, Borrower represents and warrants to Bank that Bank may rely on all statements and representations made by Borrower with respect to any Finance Receivable or Finance Receivables, and unless otherwise indicated in writing to Bank, that with respect to each Finance Receivable, except as otherwise disclosed to Bank in writing:

7.1.1. It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

7.1.2. It arises out of a completed rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

7.1.3. Such Finance Receivable is not, and will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Finance Receivable is absolutely owing to Borrower and is not contingent in any respect or for any reason;

7.1.4. Borrower has made no agreement with any Account Debtor thereunder for any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto;

7.1.5. There are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Bank with respect thereto;

7.1.6. To the best of Borrower's knowledge, (i) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to the Finance Receivable was executed and (ii) Borrower has received no notice that the Account Debtor is insolvent;

7.1.7. Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of the Finance Receivable, and to the best of Borrower's knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Finance Receivable; and

7.1.8. Borrower will have paid or provided for the payment of all taxes arising from the transaction creating the Finance Receivable.

7.2. Notification. Borrower shall immediately notify Bank of any event, occurrence or circumstance which causes any representation pertaining to any Finance Receivable set forth in Section 7.1 above to cease to be true in all material respects, and Borrower will promptly notify Bank (i) if any Account Debtor or any Affiliate of any Account Debtor has or may have any right of setoff, deduction, or defense against any Finance Receivable or (ii) if any such Account Debtor or Affiliate of such Account Debtor has or may have a contractual or business relationship with Borrower such that at any time such right may exist or be asserted or (iii) if Borrower ships any inventory or goods or furnishes any services to any Person which has or may have any right of setoff, deduction or defense against any asset, including any Finance Receivable, of Borrower.

7.3. Affirmation of Representations. Each request for a loan or advance made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrower to Bank that there does not then exist any default or Event of Default and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects except for any changes in the nature of Borrower's business or operations that would render the information contained in any exhibit attached hereto either inaccurate or incomplete, so long as Bank has consented to such changes or such changes are expressly permitted by this Agreement.

7.4. Waivers. The failure at any time or times hereafter to require strict performance by Borrower of any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement, document or instrument now or hereafter executed by Borrower, and delivered to the Bank, shall not waive, affect, or diminish any right of the Bank thereafter to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions contained in such agreements, documents or instruments, and any waiver of default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same are of a different type. None of the warranties, conditions, provisions and terms contained in the Agreement or any other agreement, document or instrument now or hereafter executed by Borrower and delivered to the Bank shall be deemed to have been waived by any act or knowledge of the Bank, its agents, representatives, officers or employees, but only by an instrument in writing signed by an officer of the Bank and directed to the Borrower specifying such waiver.

7.5. Complete Records. Borrower will at all times keep accurate and complete records of the Finance Receivables.

ARTICLE VIII

EVENTS OF DEFAULT; CERTAIN REMEDIES

8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

8.1.1. Payment Default. If Borrower shall fail to make any payment of any installment of principal or interest on the Note within five (5) days when the same is due and payable, whether at stated maturity, upon expiration of the Commitment Period, by declaration, upon acceleration, or otherwise; or

8.1.2. Fees and Expenses. If Borrower shall fail to pay when due any expense, fee or charge provided for in this Agreement and such failure shall continue for a period of ten (10) days; or

8.1.3. Other Defaults. If Borrower shall fail for a period of thirty (30) days to perform, keep, or observe any covenant, agreement or provision of any of the following Sections of this Agreement: 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.10, 5.12, 5.16, 5.17 and 5.18; or if Borrower shall fail or neglect to perform, keep or observe, or shall default with respect to, any other covenant, agreement or provision contained in this Agreement (other than a covenant, agreement or provision a default in the performance of which is dealt with specifically elsewhere in this Section 8.1); or

8.1.4. Representations False. If any warranty, representation, or other statement made or furnished to Bank by or on behalf of Borrower or any Guarantor or in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished; or

8.1.5. Financial Difficulties. If the Borrower or Guarantor shall be involved in financial difficulties as evidenced:

(a) by Borrower's or Guarantor's admission in writing of its inability to pay its debts generally as they become due or of its ceasing to be Solvent;

(b) by Borrower or Guarantor filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the U.S. Bankruptcy Code (as now or in the future amended) or any similar law regarding debtors rights and remedies or an admission seeking the relief therein provided;

(c) by Borrower or Guarantor making a general assignment for the benefit of its creditors;

(d) by Borrower or Guarantor consenting to the appointment of a receiver for all or a substantial part of its property;

(e) by Borrower or Guarantor being adjudicated a bankrupt;

(f) by the entry of a court order appointing a receiver or trustee for all or a substantial part of Borrower's or Guarantor's property without Borrower's or Guarantor's consent, which order shall not be vacated, set aside or stayed within ninety (90) days from the date of entry; or

(g) by the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of Borrower's or Guarantor's property, which custody or sequestration shall not be suspended or terminated within sixty (60) days from its inception; or

8.1.6. ERISA. If a Reportable Event shall occur which Bank, in its reasonable discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower is in "default" (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's complete or partial withdrawal from such Plan; or

8.1.7. Cancellation of Guaranty. If the cancellation, termination or limitation of any guaranty of Borrower's obligations under this Agreement or the Loan shall occur, or if Guarantor shall be in default under or breach the terms of the guaranty agreement between the Bank and Guarantor; or if any subordination agreement executed by any creditor of Borrower or of Guarantor in favor of the Bank should be canceled, terminated, or breached; or if Guarantor's financial condition as represented in the last financial statement delivered to and received by Bank is substantially impaired; or if Guarantor dissolves and a substitute Guarantor acceptable to Bank is not obtained within 120 days of said dissolution; or

8.1.8. Default on Other Obligations. If Borrower shall default in payment on any Indebtedness of Borrower to others with respect to Indebtedness exceeding $50,000 in the aggregate or if Borrower or Guarantor shall default under any loan or security agreement with others with respect to Indebtedness exceeding $50,000 in the aggregate and any such default shall not be cured within thirty (30) days after written notice to Borrower or Guarantor from Bank or any holder; or

8.1.9. Judgments. If a final judgment for the payment of money shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

8.1.10. Actions. If Borrower or Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of the Borrower or Guarantor; or

8.1.11. Uninsured Losses; Unauthorized Dispositions. Any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement and subject to such deductibles as Bank shall have agreed to in writing); or

8.1.12. Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower or Guarantor; or

8.1.13. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower's capacity to continue its business, on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any of its properties shall be canceled or terminated prior to the expiration of its stated term; or

8.1.14. Bank Insecurity. Bank shall reasonably and in good faith deem itself insecure; or

8.1.15. Change in Control. If there occurs a change in majority stock ownership of Borrower other than inter vivos transfers for estate planning purposes; or

8.1.16. Subordination Agreements. If a breach or default shall occur with respect to any subordination agreement executed by any creditor of Borrower (including any Affiliate), or if any said agreement shall otherwise terminate or cease to have legal effect; or

8.1.17. Other Documents. If a default or event of default or breach occurs under any Loan Document (other than the breaches enumerated in Sections 8.1.1 through 8.1.16 above), or under or with respect to any of the Obligations, or under any other note, evidence of indebtedness, loan agreement, security agreement, guaranty, pledge, mortgage, assignment, or security document executed by Borrower and delivered to the Bank which is not cured as permitted by such Loan Document, note, evidence, or other such document or agreement.

The Borrower agrees that default under any Loan Document shall constitute default with respect to all Loan Documents and vice versa.

8.2. Remedies. Upon or at any time after the occurrence of any one or more of the foregoing Events of Default, Bank or the holder of the Note and, if applicable, any Term Loan Note(s), may at its option (i) proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Note, in any Term Loan Note(s) or in any Loan Document, (ii) terminate the Commitment Period and cease disbursing advances under the Note, and/or (iii) declare the unpaid balance of the Loan(s), the Note and any Term Loan Note(s) together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

The Bank shall not be liable for failure to enforce any contract rights or for any action or omission on the part of the Bank, its officers, agents and employees, except gross negligence or willful misconduct. No remedy herein conferred upon, or reserved to, the Bank is intended to be exclusive of any other remedy or remedies, including those of any note or other evidence of Indebtedness held by the Bank, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise or omission to exercise any right of the Bank shall not affect any subsequent right of the Bank to exercise the same.

8.3. Right of Setoff. Upon and after the occurrence of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by Applicable Laws, and without advance notice to Borrower (any such notice being expressly waived by Borrower), setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Loans and Obligations and other liabilities and obligations of Borrower now or hereafter existing whether or not such obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Loans and Obligations and other liabilities and obligations, including, without limitation, any acceleration rights. The aforesaid right of setoff may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, notwithstanding the fact that such right of setoff shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section 8.3 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification. Borrower agrees to defend, indemnify and hold harmless the Bank, its directors, officers, employees, accountants, attorneys, and agents (the "Indemnitees") from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys' fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrower or any other Person (including Guarantor) under this Agreement or any Loan Document or the failure of Borrower to observe, perform or discharge Borrower's duties hereunder or thereunder. In addition, Borrower will indemnify and hold Bank harmless from and against any liability, claim, cost or expense incurred by Bank or imposed against Bank for any stamp tax, intangible tax, or other tax, fee or charge imposed by any governmental entity arising out of or relating to the Note or this Agreement or the transactions anticipated herein.

ARTICLE X

COSTS AND EXPENSES, MISCELLANEOUS

10.1. Costs of Preparation; Brokers Fees. Borrower shall bear all reasonable expenses of the Bank in connection with the Loan(s) and with the investigation, review and approval of this transaction, the preparation of this Agreement and the Loan Documents, and the issuance and delivery of the Note or any Term Loan Note(s) to Bank and also in connection with any amendment or modification thereto, and the administration thereof, including, without limitation, (i) all legal fees, expenses and disbursements and other actual third-party expense reimbursements incurred or sustained by Bank in connection with this transaction, (ii) all travel, appraisal, audit, search and filing fees incurred or sustained by Bank in connection with this transaction or the administration of the Loan(s); (iii) all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes or other expenses and charges payable in connection with this Agreement, the Note, any Term Loan Note(s) or any Loan Document and (iv) all costs, expenses (including fees and expenses of outside consultants), related to the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby and/or periodic audits and appraisals performed by Bank. The Borrower agrees to indemnify and save Bank harmless against all broker's and finder's fees, if any, created by or through Borrower.

10.2. Other Costs and Expenses. If, at any time or times hereafter, whether before or after the occurrence of an Event of Default, the Bank employs counsel to advise or provide other representation with respect to this Agreement or any Loan Document, or to collect the balance of the Loans, or to take any action in or with respect to any suit or proceeding relating to this Agreement or any of the Loan Documents; then in any such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute additional obligations of Borrower payable on demand of the Bank.

10.3. Legal Counsel. Borrower acknowledges and agrees that legal counsel to Bank does not represent Borrower as Borrower's attorney, that Borrower has retained (or has had an opportunity to retain) counsel of its own choice and has not and will not rely upon any advice from Bank's counsel. In no event shall Borrower's reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Bank's counsel) be deemed to establish any attorney-client relationship between Borrower and Bank's counsel.

10.4. No Waiver. No waiver of any Event of Default hereunder, and no waiver of any default or Event of Default under any other Loan Document, shall extend to or shall affect any subsequent or other then existing default or shall impair any rights, remedies or powers of Bank. No delay or omission of Bank or any subsequent holder of the Note to exercise any right, remedy, power or privilege hereunder after the occurrence of such default or Event of Default shall be construed as a waiver of any such default, or acquiescence therein.

10.5. Headings. Except for the definitions set forth in Section 1, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

10.6. Payments Set Aside. To the extent that any sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.7. Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Bank, notwithstanding any investigation made by or on behalf of Bank, and shall survive the execution and delivery to Bank of the Note, Term Loan Note or Loan Documents.

10.8. Addresses. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be in writing and shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed or (ii) by being sent by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows: If to Borrower, 213 East Tugalo Street, Toccoa, Georgia 30577, with a copy to Jones, Day, Reavis and Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, Atlanta, Georgia 30308-3242, Attn: Gregory R. Hanthorn; or if any other address shall at any time be designated by Borrower in writing to the holders of record of the Note or any Term Loan Note(s) at the time of such designation to such other address; and if to Bank, One Georgia Center, 600 West Peachtree Street, 27th Floor, Atlanta, Georgia 30308, with a copy to Kritzer & Levick, P.C., 6400 Powers Ferry Road, Suite 200, Atlanta, Georgia 30339, Attn: Susan M. Gordon; or if any other address shall at any time be designated in writing to Borrower, to such other address. Notwithstanding the foregoing, no notice shall be effective as to Bank until actually received by Bank. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

10.9. Venue and Jurisdiction. Borrower agrees that any legal action brought by the Bank to collect the Loans or any Obligation or to assert any claim against Borrower under any Loan Document, or any part thereof, may be brought in any court in the State of Georgia having subject matter jurisdiction, waives its right to object to any such action on grounds it is brought in the improper venue, and irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to the Loans, the Obligations, or any Loan Document may be brought in the Superior Court of Fulton County, Georgia or in any other court of jurisdiction in Fulton County, Georgia or in the U.S. District Court for the Northern District of Georgia. Borrower, by the execution of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any such court in any such action or proceeding. Borrower consents to the service of process relating to any such action or proceeding by mail to the address set forth in this Agreement.

10.10. Continuing Obligation; Benefits. This Agreement, and each and every provision hereof, is a continuing obligation and shall (i) be binding upon the Borrower and the Bank, their successors and assigns, and (ii) inure to the benefit of and be enforceable by the Borrower and Bank and their successors and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of Bank, which consent may be granted or withheld in the sole discretion of Bank.

10.11. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflict or choice of law principles.

10.12. Standard of Review. Except as otherwise set forth in this Agreement, any document, writing or instrument required or permitted to be delivered to Bank under this Agreement shall be deemed satisfactory only if approved by Bank in the exercise of its sole discretion, and any act or approval permitted to be done by Bank under this Agreement shall be in Bank's sole discretion. Where in this Agreement reference is made to Bank's "discretion," or "sole discretion," said reference shall mean that with respect to the matter so designated, Bank shall have the absolute right to make decision with respect thereto and shall not be subject to any standard of good faith, fair dealing, reasonableness, or any other standard implied by any court or imposed by law, it being the intention of the parties that the decision of the Bank with respect to said matter shall be absolutely final and binding.

10.13. Participation. Borrower acknowledges that Bank may, at its option, sell participation interests in the Loan(s) to participating banks. The amounts of any such participations shall be determined solely by the Bank. Borrower agrees with each present and future participant in the Loan(s), the names and addresses of which will be furnished to Borrower, that if an Event of Default should occur, each present and future participant shall have all of the rights and remedies of Bank with respect to any deposit due from any participant to Borrower. The execution by a participant of a participation agreement with Bank, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section 11.13.

10.14. Miscellaneous. This Agreement and the instruments and agreements referred to herein or called for hereby supersede and incorporate all representations, promises, and statements, oral or written, made by the Borrower and the Bank in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of the Borrower and the Bank. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

10.15. General Waivers. To the fullest extent permitted by Applicable Law, Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrower may in any way be liable; (ii) the benefit of all valuation, appraisement and exemption laws; and (iii) notice of Bank's acceptance hereof or of any Loan Document.

10.16. Maximum Interest. Regardless of any provision contained in this Agreement or any of the Loan Documents, in no event shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Agreement, the Note, any Term Note(s) or any of the Loan Documents, and that are deemed interest under Applicable Law, exceed the Maximum Rate. No provision of this Agreement or in any of the Loan Documents or the exercise by Bank of any right hereunder or under any Loan Document or the prepayment by Borrower of any of the Obligations or the occurrence of any contingency whatsoever, shall entitle Bank to charge or receive, or to require Borrower to pay, interest or any amounts deemed interest by Applicable Law (such amounts being referred to herein collectively as "Interest") in excess of the Maximum Rate, and all provisions hereof or in any Loan Document which may purport to require Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect to the extent only of the excess of Interest over such Maximum Rate. Any Interest charged or received in excess of the Maximum Rate ("Excess"), shall be conclusively presumed to be the result of an accident and bona fide error, and shall, to the extent received by Bank, at the option of Bank, either be applied to reduce the principal amount of the Obligations or returned to Borrower. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate unaccrued interest, and no such interest will be collected by Bank. All moneys paid to Bank hereunder or under any of the Loan Documents shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Bank, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Bank, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Bank shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 10.16 shall be deemed to be incorporated into the Note, any Term Note(s) and each Loan Document (whether or not any provision of this Section 10.16 is referred to therein).

10.17. Waiver of Right to Trial by Jury. Borrower and Bank hereby waive any right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (a) arising out of or in any way pertaining or relating to this Agreement, the Note, any Term Note(s), the Loan Documents, or any other instrument, document or agreement executed or delivered in connection with this agreement or (b) in any way connected with or pertaining or related to or incidental to any dealings of the parties hereto with respect to this agreement, the Note, any Term Note(s), the Loan Documents, or any other instrument, document or agreement executed or delivered in connection herewith or in connection with the transactions related thereto or contemplated thereby or the exercise of either party's rights and remedies thereunder, in all of the foregoing cases whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Borrower and Bank agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between them shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

10.18 Bank Not in Control; No Partnership. None of the covenants of other provisions contained in this Agreement shall, or shall be deemed to, give Bank the right or power to exercise control over the affairs or management of Borrower, the power of Bank being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and Bank is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Bank and Borrower. Notwithstanding any other provision of the Loan Documents: (1) Bank is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Bank does not intent to ever assume such status; (2) Bank shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (3) Bank shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Bank and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Bank and Borrower or any sharing of liabilities, losses, costs or expenses.

IN WITNESS WHEREOF, each of the Borrower and the Bank has caused this instrument to be executed under seal by its duly authorized officer as of the date first above written.

BORROWER:

1ST FRANKLIN FINANCIAL CORPORATION

By: /s/ A. Roger Guimond

Its: Executive Vice President and CFO

Attest: /s/ Lynn E. Cox

Its: Secretary

BANK:

SOUTHTRUST BANK

By: /s/ R. Christopher Mallet

Its: Vice President

EXHIBIT "A"

BORROWING BASE CERTIFICATE

Pursuant to Section 2.1.3 of the Loan Agreement
("Loan Agreement")

Dated as of September ____, 2001 between

1st FRANKLIN FINANCIAL CORPORATION

("Company")

And

SOUTHTRUST BANK

("Bank")

_______________

__________, 200_ [date]

("Determination Date")

The undersigned hereby certifies to the Bank that he believes, based upon information currently available to the Company, that (i) no default or Event of Default* has occurred under the foregoing Loan Agreement which has not been disclosed to the Bank by the Company in writing, and (ii) the following information is correct as of the foregoing Determination Date.
Net Cash and short-term investments in excess of $4,000,000.00
Finance Receivables
Less Unearned Finance Charges
Less Unearned Insurance Premiums
Less Allowance for Doubtful Finance Receivables*
Less Bankruptcy of Account Debtors*
Less commercial paper and Senior Debt*
Less the amount by which Finance Receivables which are sixty days or more delinquent exceed the Allowance for Doubtful Finance Receivables
Total
80 percent of said total
Lessor of (F) or $21,000,000
Outstanding Loans
Amount remaining available to be borrowed

_______________
Date: ____/____/____	1ST FRANKLIN FINANCIAL CORPORATION By: Name: Title: Vice President and CFO

* See Loan Agreement, as amended, for definitions.

EXHIBIT "B"

FORM OF BORROWER'S LEGAL OPINION

September ___, 2001

SouthTrust Bank

One Georgia Center

600 West Peachtree Street

27th Floor

Atlanta, Georgia 30308

RE: $21,000,000.00 Loan from SouthTrust Bank to 1st Franklin Financial Corporation

EXHIBIT "C"

PENSION PLANS

EXHIBIT "D"

[INTENTIONALLY OMITTED.]

EXHIBIT "E"

COMPLIANCE CERTIFICATE

SouthTrust Bank,

National Association

2000 RiverEdge Parkway, 4th Floor

Atlanta, Georgia 30328

Date of Report: _______________________, 200__

For Month or Quarter Ended: _______________________, 200__

The undersigned officer(s) of ________________________ (the "Borrower"), do hereby certify to you as follows:

(1) We have reviewed the provisions of the Loan Agreement between Borrower and you, dated as of _____________________, 2001 (the "Loan Agreement"), and we have caused to be made under our supervision a review of the activities of Borrower during the above-referenced period with a view toward determining whether Borrower has kept, observed, performed, and fulfilled all of its obligations under the Loan Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Loan Agreement. To the best of our knowledge, Borrower has kept, observed, performed, and fulfilled each and every undertaking contained in the Loan Agreement and is not at this time in default in the observance or performance of any of the terms or conditions of the Loan Agreement, and no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or the passage of time or both, would be an Event of Default, except __________________________________ as __________________________________ follows:

____________________________________________________________________________________

____________________________________________________________________________________

Without limiting the generality of the foregoing, Borrower is Solvent as of the date hereof.

(2) We further certify to you that no material adverse change has occurred in either the financial condition or the business of Borrower since the date of the Loan Agreement and that all representations and warranties set forth within the Loan Agreement are true as of the date hereof.

(3) During the period noted above, Borrower has not changed its name, its place of business, principal executive office, or has been surviving corporation in a merger.

Executed this _____ day of ________________, 200_.

______________________________________

Print Name: ____________________________

______________________________________

Print Name: ____________________________

ON BEHALF OF:

_______________________________________

("Borrower")

1ST FRANKLIN FINANCIAL CORPORATION

By:

Name:

Title:

EXHIBIT "F"

PERMITTED LIENS, CHARGES AND ENCUMBRANCES

EXHIBIT "G"

LINE OF CREDIT PROMISSORY NOTE

(this "Note)

$21,000,000.00	Atlanta, Georgia September 25, 2001

FOR VALUE RECEIVED, the undersigned, 1ST FRANKLIN FINANCIAL CORPORATION ("Borrower"), a Georgia corporation, promises to pay to the order of SOUTHTRUST BANK ("Bank"), at the office of Bank in Atlanta, Georgia, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of Twenty-One Million and No/l00 Dollars ($21,000,000.00), or so much thereof as may have been advanced to Borrower from time to time and not repaid by Borrower pursuant to the terms hereof, together with interest on the unpaid principal amount of such advances at a per annum in accordance with that certain Loan Agreement (as may be amended or modified from time to time, the "Loan Agreement") dated as of even date hereof between Borrower and Bank so long as the principal amount, or any part thereof, is outstanding. The principal amount of such advances shall bear interest from the date of each such advance in accordance with the Loan Agreement.

Interest provided for herein shall be due and payable monthly in arrears commencing on the 1st day of October, 2001, and continuing on the same day of each month thereafter through and until such time as there remains no unpaid principal balance on the amounts advanced to Borrower hereunder or under the Loan Agreement.

Principal and interest shall be payable in lawful money of the United States of America. Interest on the principal amount shall be calculated on the basis of a 365-day year by multiplying the principal amount by the per annum rate set forth above, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 365. The term "Base Rate" means the rate of interest designated by the Bank periodically as its Base Rate. Borrower understands that the Base Rate merely serves as a basis for calculating rates of interest and is not necessarily the lowest rate charged by the Bank. The Base Rate on the date of this Note is 6.0%. Time is of the essence with respect to the amounts due hereunder.

During the Commitment Period (as defined in the Loan Agreement), Borrower may borrow, repay and reborrow the principal sum of this Note, all in accordance with the terms of the Loan Agreement but only in such amounts and to the extent therein provided. On September 25, 2002 or such earlier date as may be provided in the Loan Agreement (the "Maturity Date"), this Note shall mature and all principal, interest, and other fees and charges due with respect hereto, if not previously paid, shall be immediately due and payable.

This Note may be prepaid as set forth in the Loan Agreement.

Borrower will pay to Bank a late charge equal to three percent (3%) of any payment not received by Bank within fifteen (15) days after the due date thereof. Collection or acceptance by Bank of such late charge shall not constitute a waiver of any remedies of Bank provided herein.

This Note is referred to in and is entitled to the benefits of the Loan Agreement. Any capitalized terms not otherwise defined herein shall have the same meaning set forth in the Loan Agreement. Funds disbursed hereunder shall be disbursed in accordance with the Loan Agreement. This Note is unconditionally guaranteed by that certain Guaranty Agreement executed by Franklin Securities, Inc. ("Guarantor") bearing even date herewith.

The principal sum evidenced by this Note, together with accrued but unpaid interest, shall be due and payable on the Maturity Date, but in any event at the option of Bank upon the occurrence of any Event of Default under the Loan Agreement.

Upon any default, Borrower agrees to pay interest to Bank (or any holder) at the annual rate of two percent (2%) in excess of the rate otherwise herein provided, as said rate shall change from time to time, on the aggregate indebtedness represented by this Note, including interest earned to maturity, from maturity, whether or not resulting from acceleration, until such aggregate indebtedness is paid in full. The Bank (or any holder) shall be entitled to recover all expenses of collecting this Note, including, without limitation, costs of court and reasonable and actual attorneys' fees.

The acceptance by the Bank of any payment or payments due hereunder, or any part of such payment, after any default shall not constitute a waiver of such default by the Bank.

With respect to the amounts due under this Note, Borrower waives the following:

    All rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any state thereof; and

    Demand, presentment, protest, notice of dishonor, notice of non-payment, suit against any party, diligence in collection, and all other requirements necessary to charge or hold the undersigned liable on any obligations hereunder.

Regardless of any provision contained in this Note or any of the Loan Documents, in no event shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Note or any of the Loan Documents, and that are deemed interest under Applicable Law, exceed the Maximum Rate. No provision of this Note or in any of the Loan Documents or the exercise by Bank of any right hereunder or under any Loan Document or the prepayment by Borrower of any of the Obligations or the occurrence of any contingency whatsoever, shall entitle Bank to charge or receive, or to require Borrower to pay, interest or any amounts deemed interest by Applicable Law (such amounts being referred to herein collectively as "Interest") in excess of the Maximum Rate, and all provisions hereof or in any Loan Document which may purport to require Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect to the extent only of the excess of Interest over such Maximum Rate. Any Interest charged or received in excess of the Maximum Rate ("Excess"), shall be conclusively presumed to be the result of an accident and bona fide error, and shall, to the extent received by Bank, at the option of Bank, either be applied to reduce the principal amount of the Obligations or returned to Borrower. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate unaccrued interest and no such interest will be collected by Bank. All monies paid to Bank hereunder or under any of the Loan Documents shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Note, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Bank, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Bank, all interest at any time contracted for, charged or received from Borrower in connection with this Note shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Bank shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Loan Document (whether or not any provision of this Section is referred to therein).

Borrower and Bank hereby waive any right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (a) arising out of or in any way pertaining or relating to this Note, the Loan Agreement, any Loan Document, or any other instrument, document or agreement executed or delivered in connection with this Note or (b) in any way connected with or pertaining or related to or incidental to any dealings of the parties hereto with respect to this Note, the Loan Agreement, any Loan Document, or any other instrument, document or agreement executed or delivered in connection herewith or in connection with the transactions related thereto or contemplated thereby or the exercise of either party's rights and remedies thereunder, in all of the foregoing cases whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Borrower and Bank agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between them shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

Bank shall not by any act, delay, omission, or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the Bank. All rights and remedies of Bank under the terms of this Note and under applicable statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Borrower agrees that there are no defenses, equities or setoffs in respect to the obligations set forth herein. The obligations of Borrower hereunder shall be binding upon and enforceable against Borrower's successors and assigns. The obligations of each person named as Borrower herein shall be joint and several obligations of all such persons. This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia without regard to any choice or conflict of law principles. Any provision in this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof. Any notice required to be given shall be deemed given if mailed, postage prepaid, to Borrower at the address set forth in the Loan Agreement.

IN WITNESS WHEREOF, Borrower has executed this instrument under seal as of the day and year first above written.
WITNESSES:	BORROWER: 1ST FRANKLIN FINANCIAL CORPORATION, a Georgia corporation By: Its: [CORPORATE SEAL]

EXHIBIT "H"

CORPORATE INFORMATION - 1ST FRANKLIN FINANCIAL CORPORATION

OUTSTANDING STOCK:

VOTING COMMON CHARES: Number of Shares Percentage

-Cert # 1 Ben F. Cheek, III 1,160 68.24%

-Cert # 2 John Russell Cheek for Life Remainder

to Ben F. Cheek, IV, Virginia C. Herring

and David W. Cheek 441 25.94%

-Cert # 3 Ben F. Cheek, IV 33 1.94%

-Cert # 4 Virginia C. Herring 33 1.94%

-Cert # 5 David W. Cheek 33 1.94%

Outstanding Shares 1,700 100.00%

NON-VOTING COMMON SHARES: Number of Shares Percentage

-Cert # 1 Ben F. Cheek, III Cancelled 1/26/96

-Cert # 2 John Russell Cheek for Life Remainder

to Ben F. Cheek, IV, Virginia C. Herring

and David W. Cheek 43,659 25.94%

-Cert # 3 Ben F. Cheek, IV 3,267 1.94%

-Cert # 4 Virginia C. Herring 3,267 1.94%

-Cert # 5 David W. Cheek 3,267 1.94%

-Cert # 6 Cheek Investments L.P. Transferred 12/30/96

-Cert # 7 The Ben Cheek Family Trust 56,846 33.78%

-Cert # 8 The Elizabeth Cheek Family Trust 56,846 33.78%

-Cert # 9 Ben F. Cheek, III 574 .34%

-Cert # 10 Elizabeth B. Cheek 574 .34%

Outstanding Shares 168,300 100.00%